                              OFFICER'S CERTIFICATE


         I do hereby certify and represent that:

         1. I am the duly elected Secretary of deCODE genetics, Inc., a Delaware corporation.

         2. Pursuant to Rule 306(a) of Regulation S-T, the following Exhibit 4.2 to deCODE genetics, Inc.'s Quarterly Report on Form 10-Q is a fair and accurate English translation of a document prepared in the Icelandic language.

         IN WITNESS WHEREOF, I have signed this Officer's Certificate in my capacity as Secretary of deCODE genetics, Inc. on this 15th day of May, 2002.



                                         By:    /s/ Tanya Zharov
                                                -------------------------------
                                         Name:  Tanya Zharov
                                         Title: Secretary and Corporate Counsel
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                                 ISK 10,000,000.
                                  Indexed Bond
                              Vetrargarourinn ehf.
                State Reg. No. 581201-2490 acknowledges owing to

Islandsbanki-FBA hf.
--------------------------------------------------------------------------------
Name

Kirkjusandur 2, 155 Reykjavik                         550500-3530
--------------------------------------------------------------------------------
Address                                               Reg. No.

                             ISK ten million 00/100

The debt is linked to the consumer price index based on the index base of January 2002, which was 219.5 points. The principal of the debt will be adjusted in proportion to changes in the index from the index base to the first date of payment and then in proportion to changes in the index between subsequent due dates. The principal of the debt shall be adjusted on each due date, prior to the calculation of the interest and the instalment. Instalments are calculated as follows: inflation adjustments are added to the principal on each due date and the total is then divided by the number of remaining due dates, including the current due date.

On the principal, as current at any time, a fixed annual interest of 8.5% shall be paid, calculated from 1 January 2002. Interest shall be paid in arrears, on the same due dates as the instalments.

The Bond has a final maturity date of 1 December 2008. The principal shall be paid in 7 equal instalments annually, the first on 1 December 2002.

As surety for the prompt and full payment of this debt and a debt pursuant to a Loan Agreement with Islandsbanki-FBA hf. dated 21 December 2001 in the amount of USD 4,000,000.- the issuer, Vetrargarourinn ehf. (formerly Sturlugata 8 ehf.), has issued two general bonds secured by a lien in the property Sturlugata 8, Reykjavik The first, secured by a first-rank mortgage, amounts to ISK 1,400,000,000.- and USD 4,000,000.- and is labelled Document No. B-24308/2001 in the Register of Liens of the District Commissioner of Reykjavik. The second, secured by a second-rank mortgage on the property, amounts to ISK 140,000,000.- and USD 400,000.- and is labelled Document No. B-24309/2001 in the Register of Liens of the District Commissioner of Reykjavik. The General Bonds are issued both to Islandsbanki-FBA hf. on their own behalf and on behalf of the owners of the Bond. FURTHERMORE, AN AGREEMENT HAS BEEN CONCLUDED WITH THE SECURED PARTIES, DATED 21 DECEMBER 2001, PROVIDING FOR THE OBLIGATIONS OF THE PARTIES TO THE AGREEMENT AND THE RESPECTIVE LEGAL POSITIONS OF THE SECURED PARTIES.

As surety for the prompt and full payment of this debt, the following parties assume a guarantee in solidum. The guarantee shall remain in effect until the debt is fully paid, regardless of whether a payment deferral on the debt is granted.

Islensk erfoagreining ehf., State Reg. No. 691295-3549     Lynghals 1, Reykjavik

For deCODE genetics Inc., Delaware, United States of       Lynghals 1, Reykjavik
America

In the event of any default on the payment of instalments or interest on this Bond, the total amount of the debt may be called in immediately and without notice. Default interest shall then be paid pursuant to the decision of the Central Bank of Iceland at any time regarding
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default interest rates and default margins, cf. Article 6, Paragraph 1 of the
Interest Act No. 38/2001, on the due or called-in amount pursuant to the above. The same applies if the principal Borrower or Guarantor seeks composition or their estates are subjected to bankruptcy proceedings. When the debt is due pursuant to the above, enforcement measures may be taken against the Borrower and the Guarantors in order to secure payment of the debt without prior court judgement or court settlement pursuant to item 7 of Paragraph 1 of Article 1 of Act No. 90/1989. In addition to the principal of the debt, the enforcement right extends to interest, price-level adjustments, penalty interest and claim costs, costs of legal proceedings and collecting costs, repayment costs of the proceedings themselves and projected costs of further enforcement proceedings.

The Bond may be assigned to an identified party.

The Borrower shall pay the stamp duties in respect of this Bond.

Any disputes arising in respect of this Bond may be brought before the District Court of Reykjavik pursuant to the provisions of Chapter 17 of Act No. 91/1991.

The place of payment is Vetrargarourinn ehf., Sturlugata 8, 101 Reykjavik and the Creditor may collect payment on submission of the Bond. The collection of the debt may also be assigned to Islandsbanki-FBA or another party, provided that the said collecting party sends notice of payment to Vetrargarourinn ehf. containing the reference number specified in the top right-hand corner of this bond.

In witness whereof, the signatures of the Issuer and the Guarantors are attached in the presence of witnesses.

                            Reykjavik, 3 January 2002

                            For Vetrargarourinn ehf.

                            Tomas Sigurosson [sign.]

In agreement with the above as guarantors:

For Islensk erfoagreining ehf.

Tomas Sigurosson [sign.]

For deCODE genetics, Inc.

Tomas Sigurosson [sign.]

Witnesses to the correct date, signature and financial competence of the Issuer and Guarantors:

Aoalsteinn E. Jonasson, Id. No 181266-4309